Exhibit 99.1

December 12, 2019

Announcement from Vicente Reynal

New Ingersoll Rand Leadership Announcement

Hello team,

We have been working for several months to develop the optimal business organization and leadership structure for New Ingersoll Rand. I am pleased to share that with you today.

We will organize New Ingersoll Rand around the businesses described below. The following general managers will be appointed to lead these businesses upon the close of the transaction.

Industrial Technologies and Services
The Industrial Technologies and Services business will include a combination of the Ingersoll Rand CTS business and the Gardner Denver Industrials business. Todd Wyman, Senior Vice President, and I will co-lead this portion of the Industrial Technologies and Services business, which will be managed through three regional business units. While Todd concentrates on integration, maximizing our aftermarket and service growth, and optimizing our manufacturing footprint, I will focus on day-to-day operations and overall strategy. The three regional general managers are:

•	Gary Gillespie, Vice President & General Manager, Industrial Technologies and Services, Americas
•	Arnold Li, Vice President & General Manager, Industrial Technologies and Services, Asia-Pacific (AP)
•
Enrique M. Viseras, Vice President & General Manager, Industrial Technologies and Services, Europe, Middle East, India and Africa (EMEIA). Industrials EMEIA will also include Gardner Denver’s EMCO Wheaton Fuel Systems and Runtech businesses.

In addition, our Industrial Technologies and Services business will include:

•
A new Pressure and Vacuum Solutions business unit, led by Sia Abbaszadeh, Vice President & General Manager, who will report to me. This business will include our brands and offerings that have a significant Engineered-to-Order (ETO) focus, including Nash, Garo, Ingersoll Rand MSG, Gardner Denver CEP, and EMCO Wheaton Loading Systems.

•	The Power Tools and Lifting business unit, led by Maria Blase, Vice President & General Manager, who will report to me; Maria will also be our executive sponsor of diversity and inclusion (D&I).

Precision and Science Technologies
This business will include Ingersoll Rand’s PFS and ARO business units as well as Gardner Denver’s Medical business unit and Gardner Denver’s Specialty Pumps. Nick Kendall-Jones, Vice President & General Manager, will lead this business and report to me.

High Pressure Solutions
High Pressure Solutions will include Gardner Denver’s Petroleum and Industrial Pump business and will be led by Edward Bayhi, Vice President & General Manager, who will report to me.

Specialty Vehicle Technologies
This business will consist of Ingersoll Rand’s Club Car business. Mark Wagner, Vice President & General Manager, will lead this business and report to me.

Corporate Functions
In addition, we will organize around the following corporate functions with the respective leaders reporting to me.

•	Craig Mundy, Senior Vice President, will lead Human Resources, Talent, and Diversity and Inclusion working closely with Maria Blase as our D&I executive sponsor.

•
Andy Schiesl, Senior Vice President and General Counsel, will lead Legal, Communications and Corporate Social Responsibility, inclusive of our Environmental, Health and Safety (EHS) and Sustainability efforts.

•	Mike Weatherred, Senior Vice President, will lead Ingersoll Rand Execution Excellence (IRX), Strategy and Business Development.

•	Emily Weaver, Senior Vice President and Chief Financial Officer, will lead Finance and IT. Jeff Koepke will oversee global IT for the organization, reporting to Emily.

•	Chris Neubauer, Vice President, will lead Global Sourcing and Logistics.

•	Cesare Trabattoni, Vice President, will lead Demand Generation, Pricing and Commercial Excellence.

This structure is effective immediately upon close of the transaction.

Next Steps
The newly announced senior management team will be working on the company’s go-forward strategy and organization post close. Next week, this team will be together for a planning session in Davidson, N.C. Look for a video coming out of this meeting that further introduces you to our new leadership team.

This is another important milestone as we get closer to completing the merger and forming New Ingersoll Rand. I look forward to talking with you at future town halls and sharing integration information as it becomes available.

Best regards,

Vicente Reynal
Chief Executive Officer

The above operating and reporting structure does not necessarily represent the Company’s external segment reporting structure; the Company is still evaluating the exact composition of its various business segments for financial reporting purposes.

In connection with the proposed transaction, Gardner Denver Holdings, Inc. (“Gardner Denver”) and Ingersoll Rand U.S. HoldCo, Inc. (“Ingersoll Rand Industrial”) will file registration statements with the Securities and Exchange Commission (the “SEC”) registering shares of Gardner Denver common stock and Ingersoll Rand Industrial common stock in connection with the proposed transaction. Gardner Denver will also file a proxy statement, which will be sent to the Gardner Denver stockholders in connection with their vote required in connection with the proposed transaction. INGERSOLL RAND SHAREHOLDERS ARE URGED TO READ THE PROSPECTUS AND/OR INFORMATION STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, AND GARDNER DENVER STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GARDNER DENVER, INGERSOLL RAND INDUSTRIAL AND THE PROPOSED TRANSACTION. The proxy statement, prospectus and/or information statement and other documents relating to the proposed transaction (when they become available) can be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement, prospectus and/or information statement and other documents (when they are available) will also be available free of charge on Ingersoll Rand’s website at http://ir.ingersollrand.com/investors/ or on Gardner Denver’s website at https://investors.gardnerdenver.com/. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Gardner Denver in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.